Exhibit 24.1

POWER OF ATTORNEY

May 9, 2013

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Thasunda B. Duckett, Melba A. Bartels, Mark J. Riley, William J. Schiralli and Anthony J. Horan, or any one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all instruments the attorneys-in-fact and agents may deem necessary or advisable to enable Chase Auto Receivables LLC, in its own capacity and as Depositor, to comply with the Securities Act of 1933, as amended, and any requirements of the Securities Exchange Commission, in connection with a Registration Statement or Registration Statements as well as any and all amendments to the Registration Statement or Registration Statements, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title

/s/ Thasunda B. Duckett Thasunda B. Duckett	President and Chief Executive Officer (Principal Executive Officer)

/s/ Melba A. Bartels Melba A. Bartels	Director, Treasurer and Chief Operating Officer (Principal Accounting Officer and Principal Financial Officer)

/s/ Mark J. Riley Mark J. Riley	Director

/s/ Victor A. Duva Victor A. Duva	Director